Exhibit 99.1

Press Release

Diversified Restaurant Holdings, Inc. Announces Preliminary Results for Fiscal Year 2014

Preliminary Adjusted EBITDA1 for Fiscal Year 2014 Expected at High-end of Previous Guidance

Fourth Quarter 2014 Consolidated Comparable-Store Sales Increased 5.8%

DRH Will Present at the 17th Annual ICR XChange Conference Today

SOUTHFIELD, Michigan. January 13, 2015 - Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), today announced preliminary revenue and Adjusted EBITDA for the fiscal year 2014, which ended on December 28, 2014.

For the fiscal year 2014, preliminary revenue grew 17.9% to $128.4 million from $108.9 million in the same period last year. Annual consolidated comparable-store sales increased 3.5% compared to an increase of 3.7% in the previous year, representing four consecutive years of comparable-store sales growth.

Preliminary Adjusted EBITDA1 for fiscal year 2014 is now expected to be at the high end of the Company’s previously guided range of $14.0 million to $15.0 million, which, if achieved, would represent growth of approximately 7.7% to 15.4% compared to $13.0 million in reported Adjusted EBITDA for fiscal year 2013.

DRH experienced over 20% unit growth in 2014 and ended the fiscal year with 66 restaurants. This consisted of a total of nine new restaurant openings, including six Bagger Dave’s and three Buffalo Wild Wings locations, in addition to three acquired BWW restaurants. During the fourth quarter itself, DRH opened five restaurants, including Bagger Dave’s locations in Schererville, Indiana and Birch Run and Grand Blanc, Michigan, as well as Buffalo Wild Wings locations in Hammond, Indiana and Birch Run, Michigan.

Michael Ansley, President and CEO of Diversified Restaurant Holdings commented, “We are pleased that our preliminary 2014 results reflect continued traction from our broad based initiatives to drive growth at both our Bagger Dave’s and Buffalo Wild Wings restaurants. For the fourth quarter 2014, consolidated comparable-store sales increased 5.8% compared to a 1.1% increase in the prior year period, representing 16 consecutive quarters of comparable-store sales growth. Following our robust 2014 expansion, we have a solid development pipeline in place for 2015, which as previously discussed, includes eight to nine new restaurant openings, consisting of five to six new Bagger Dave’s and three new Buffalo Wild Wings locations across our markets. We will share additional details regarding our 2015 outlook on our fourth quarter 2014 earnings call.”

ICR XChange Presentation

Michael Ansley, President and CEO, and David Burke, CFO, will be presenting on behalf of DRH at the 17th Annual ICR Xchange Conference in Orlando, Florida. The presentation will be held today, Tuesday, January 13, 2015, at 1:00 PM Eastern Time and will be webcast from DRH’s new corporate website at www.diversifiedrestaurantholdings.com.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company") owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. There are currently 24 Bagger Dave's restaurants in Michigan and Indiana. For more information, visit www.baggerdaves.com.

The Company also operates 42 Buffalo Wild Wings Grill & Bar franchised restaurants in Indiana, Illinois, Michigan, and Florida.

The Company routinely posts news and other important information on its new corporate website at www.diversifiedrestaurantholdings.com.

Non-GAAP Disclosure – Adjusted EBITDA1

The Company has disclosed in this press release forecasted Adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to non-controlling interest, and non-recurring expenses. Management uses Adjusted EBITDA internally as a benchmark to evaluate our operating performance.   The Company believes Adjusted EBITDA: (i) provides useful information to investors as a measure of comparability to peer companies; (ii) is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses;  and (iii) is useful to investors in assessing our ability to service or incur indebtedness.  Adjusted EBITDA should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity.

The Company is unable to provide a reconciliation of projected Adjusted EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items. For an example of historical reconciliation of DRH’s Adjusted EBITDA to net income see the Company’s Press Release dated November 6, 2014 at footnote 1.

Safe Harbor Regarding Forward Looking Statements

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

CONTACT: For more information contact:

         Investor Relations Contacts:

         Sheryl Freeman / Raphael Gross

         ICR Inc.

         646.277.1284 / 203.682.8253

         sheryl.freeman@icrinc.com / raphael.gross@icrinc.com